EXHIBIT 10.9

AMENDMENT NUMBER 7

TO

VINTAGE PETROLEUM, INC.

1990 STOCK PLAN

1. Introduction. On June 1, 1990, the Board of Directors of Vintage Petroleum, Inc. (the “Company”) adopted, and the stockholders of the Company approved, the Vintage Petroleum, Inc. 1990 Stock Plan (as amended, the “Plan”). The Plan permits the granting of awards to (a) key employees (including officers and directors who are employees) of the Company or its subsidiaries and (b) non-employee directors of the Company.

The Board of Directors of the Company adopted on February 24, 1994, and the stockholders of the Company approved on May 10, 1994, Amendment Number 2 to the Plan which increased the total number of Shares of Common Stock available for issuance pursuant to awards granted under the Plan from 1,000,000 Shares to 1,500,000 Shares.

The Board of Directors of the Company adopted on March 15, 1996, and the stockholders of the Company approved on May 14, 1996, Amendment Number 3 to the Plan which increased the total number of Shares of Common Stock available for issuance pursuant to awards granted under the Plan from 1,500,000 Shares to 2,250,000 Shares.

On October 7, 1997, in accordance with the terms of the Plan, the total number of Shares of Common Stock available for issuance pursuant to awards granted under the Plan was adjusted from 2,250,000 Shares to 4,500,000 Shares to give effect to the Company’s two-for-one common stock split effected on October 7, 1997.

The Board of Directors of the Company adopted on March 11, 1998, and the stockholders of the Company approved on May 12, 1998, Amendment Number 4 to the Plan which (a) increased the total number of Shares of Common Stock available for issuance pursuant to awards granted under the Plan from 4,500,000 Shares to 6,000,000 Shares, and (b) extended the date until which incentive stock options may be granted under the Plan to May 11, 2008.

The Board of Directors of the Company adopted on March 16, 1999, and the stockholders of the Company approved on May 11, 1999, Amendment Number 5 to the Plan which amended the Plan to allow non-employee directors of the Company to be eligible to receive awards under the Plan.

The Board of Directors of the Company adopted on March 17, 2000, and the stockholders of the Company approved on May 9, 2000, Amendment Number 6 to the Plan which increased the total number of Shares of Common Stock available for issuance from time to time pursuant to awards granted under the Plan and changed the method of determining the total number of Shares of Common Stock available for issuance under the Plan.

2. Director Restricted Stock Rights Background. The Plan authorizes the grant of awards to key employees of the Company as well as to non-employee directors of the Company. Among the awards authorized are Shares of Restricted Stock. The Company has determined that the provisions of the Plan, which permit the award of Shares of Restricted Stock, also allow for the award of restricted stock rights which may be satisfied by issuance of Shares of Common Stock.

The Board of Directors of the Company permits each non-employee director to elect to receive his annual cash retainer in restricted stock rights which would be satisfied by issuance of Shares of Common Stock upon “retirement” from the Board of Directors of the Company. For the first year this election to receive restricted stock rights was available, 2005, a non-employee director was required to make such election on or before January 30, 2005. For all succeeding years, a non-employee director is required to make such election on or before December 31 of the year preceding the year for which the annual cash retainer is payable.

3. Purpose. The purpose of this Amendment Number 7 is to conform the definitions of certain terms used in the Plan to those required under section 409A of the Internal Revenue Code of 1986, as amended (“section 409A”), so that awards granted under the Plan that constitute deferred compensation under section 409A do not fail to meet the requirements of paragraphs (2), (3), and (4) of section 409A. The Company has determined that an award of restricted stock rights to a non-employee director in lieu of the annual cash retainer, which rights are to be satisfied by the issuance of Shares of Common Stock upon the director’s “retirement” from the Board of Directors of the Company, constitutes a nonqualified deferred compensation plan as that term is used in section 409A.

4. Amendments. The Plan shall be amended such that, in the case of any awards under the Plan which constitute deferred compensation under section 409A, the terms “Disability” and “a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation” shall be defined as such terms are defined or used in section 409A and in any U.S. Treasury Department publications interpreting such terms for purposes of section 409A rather than as the terms “Disability” and “Change of Control” are defined in the Plan.

5. No Change. Except as specifically set forth herein, this Amendment does not change the terms of the Plan.

6. Effective Date. This Amendment shall take effect on January 27, 2005, the day it was approved by the Board of Directors of the Company.

Executed as of January 27, 2005.

ATTEST:	VINTAGE PETROLEUM, INC.

/s/ William C. Barnes	By:	/s/ C.C. Stephenson, Jr.
William C. Barnes		C. C. Stephenson, Jr.
Secretary		Chairman, President and Chief Executive Officer

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